UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2005

USA MOBILITY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51027	16-1694797

(State or other jurisdiction of incorporation)	(commission File Number)	(I.R.S. Employer Identification No.)

6677 Richmond Highway, Alexandria, Virginia (Address of principal executive offices)	22306 (Zip Code)

Registrant’s telephone number, including area code: (703) 718-6600

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 27, 2005, USA Mobility, Inc. (the “Company”), issued a press release announcing several management changes. Stan Sech, chief operating officer, will be leaving the Company effective June 30, 2005. In his role as COO, Sech has been primarily responsible for USA Mobility’s sales and marketing efforts. Steve Pennington, currently senior vice president of sales and marketing, will continue to lead the Company’s marketing and national account sales. He will also assume leadership of the field sales organizations and will report directly to Vincent D. Kelly, president and chief executive officer of the Company. A copy of the Company’s press release is attached as Exhibit 99.1 and is incorporated into this Item 5.02 by reference.

Peter C. Barnett will assume the title chief operating officer effective July 1st, and will continue leading the Company’s engineering, network operations, customer service, and information technology organizations. Barnett has been the Company’s chief technology officer since the merger of Metrocall Holdings, Inc. and Arch Wireless, Inc. (“Arch”) on November 16, 2004. Prior to the merger, he had served as chief information officer and senior vice president of operations of Arch since 1999. Also, George Z. Moratis, the Company’s senior vice president of finance, and treasurer will leave the Company effective June 30, 2005 to pursue other opportunities. Thomas L. Schilling, chief financial officer, will assume the additional responsibility of the Treasurer’s role and will continue providing leadership of the company’s accounting, finance, financial planning and audit functions.

The Company also announced the resignation of William E. Redmond as a director effective June 6. Redmond recently accepted the position of president and CEO of another public company in an unrelated industry, and as a result of his new responsibilities, has decided to cut back on his Board service.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired:

Not applicable.

(b)	Pro forma financial information:

Not applicable.

(c)	Exhibits.

Exhibit Number	Description
99.1	Press Release of USA Mobility, Inc., dated May 27, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA MOBILITY, INC.
By:	/s/ Thomas L. Schilling
Name:	Thomas L. Schilling
Title:	Chief Financial Officer

Dated: May 27, 2005

Exhibit List

Exhibit Number	Description
99.1	Press Release of USA Mobility, Inc., dated May 27, 2005